Exhibit 10.4
                        [SmallCaps Online LLC Letterhead]



November 20, 2000

BioMarin Pharmaceutical Inc.
371 Bel Marin Keys Blvd
Suits 210
Novato, CA 94949

Attention:   Fredric D. Price
Title:       Chairman & Chief Executive Officer

Dear Sirs:

     The purpose of this letter is to confirm the appointment of SmallCaps Online LLC ("SmallCaps" or the "Advisor") upon the terms and conditions set forth herein as financial consultant and advisor to BioMarin Pharmaceutical Inc. ("the Company") in connection with a potential direct investment into the Company. In this capacity SmallCaps will assist the Company by undertaking certain activities, to the extent that such activities are required by the status of a project, including the following:

     1) Confer with appropriate Company management to discuss and help the Company formulate an appropriate strategy, familiarization of product and technology, milestones, etc. as such relates to a capital fundraising transaction;

     2) Advise the Company with respect to financing strategy;

     3) Assist in such other capacity as may be reasonably requested by the Company to effect to the foregoing.

     Either the Company or SmallCaps may designate entities with which the Company wishes SmallCaps to approach or negotiate an behalf of the Company; provided that, the Company shall approve all such entities in advance in its sole and absolute discretion. Any entity that the Company has provided SmallCaps with specific written approval to approach or negotiate with is referred to in this letter as a "Designated Candidate". In the event a Transaction, as defined hereafter, is completed with any Designated Candidate, the Company will pay SmallCaps a success fee of 5.25% of the Aggregate Value of the Transaction, payable fully or partially in cash or the Company's common stock, at SmallCaps' election.

     For the purposes of this letter, the term "Aggregate Value" shall mean the total amount of cash and the fair market value of all other property paid or payable to the Company. In addition, Aggregate Value shall include the net

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amount of any debt and/or contingent  liability repaid or assumed by a purchaser from the Company.

     For purposes of this letter, a "Transaction" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, a significant portion of the capital stock of the Company or all or substantially all of its assets are transferred to an unaffiliated third party for consideration, including without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option. a merger or consolidation, a tender or exchange offer, a leveraged buy-out, or any similar transaction. It is expressly understood that the term "Transaction" does not include (i) the Company entering it to or forming a partnership, joint venture, collaboration, license agreement or similar transaction for purposes of developing, manufacturing, commercializing, selling or similar activities with respect to any current or proposed product or technology; (ii) any transaction whatsoever with Acqua Wellington North America Equities Fund, LTD., Glyko Biomedical Ltd. or any affiliate of the foregoing entities; or (iii) any underwritten public offering.

     In addition to any fees payable to SmallCaps under the terms of this letter, the Company agrees to reimburse the Advisor, upon a monthly basis, for its reasonable out-of-pocket expenses incurred in connection with the Advisor's activities under this letter provided that, BioMarin shall have no obligation to reimburse SmallCaps unless SmallCaps provides the Company with an estimate of such out-of-pocket expenses, and the Company approves such expenses in advance.

     The Company agrees to indemnify SmallCaps and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this letter or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses, whether incurred in connection with third party claims or direct claims against the Company) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Advisor's bad faith or gross negligence.

     If a Transaction is consummated by the Company within one year from the date of termination of this agreement with any Designated Candidate, as

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determined in accordance  with the above  procedures,  the Company agrees to pay
the  Advisor  a  Transaction   fee  determined  as  provided  in  the  foregoing
paragraphs.
     The Advisor's engagement hereunder may be terminated by either the Company or the Advisor at any time upon thirty days written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees, expenses and indemnification as required hereunder will survive any such termination.
     This agreement shall be construed and interpreted in accordance with the laws of the State of New York.

     If the foregoing is in accordance with your understanding, please confirm acceptance by signing and returning to us the duplicate of this letter attached herewith.



                              SMALLCAPS ONLINE LLC




                              By:  /s/  Jeffrey B. Davis
                                 ---------------------------
                                 Name:    Jeffrey B. Davis
                                 Title:   President



                                BIOMARIN PHARMACEUTICAL INC.




                                By: /s/  Fredric D. Price
                                   -------------------------
                                   Name:    Fredric D. Price
                                   Title:   Chairman & Chief Executive Officer

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                            Designated Candidate List

AIM Global Healthcare - Michael Yellin
Amerindo - Dr. Selena Chaisson
Ascend Capital - Malcolm Fairberin
BayStar Capital - Sherrill Lybrook
BioAsia Investments - Frank Kung
BioCom Investments - Mony Ben Dor
Blumberg Capital Management - Laurence Blumberg
Brown Simpson Asset Management - Mitch Kaye
CARE Capital - David R. Ramsay
Chelsey Capital - Erik Franklin
DCF Capital - Watt Boone
Deerfield - Jackie Siegal, Bill Slattery
DNB Capital - David Baker
Dresdner RCM - Dennis Heinke
Emerging Growth Management - Marc Pentopoulos
First New York Securities - Joe Edelman
Firsthand Funds - Christine Duzmal
Forstmann Asset Management - Tony Forstmann
Franklin Resources - Evan McCulloch/Paul Walker
HealthCo Partners - Herriot Tabuteau
Integral Capital - Lynda Candler
Kaufmann Fund - Mary Ann Gray
Knowlton Brothers - Bill Sheeline
Merlin BioMed - Stu Weisbrod
Moore Capital - Joanne Soja
Murphy Investment - Lissa Morgenthaler
Muzinich & Co. - Ken Sorensen
Narragansett Asset Management - Matthew G. Cohen
Oracle Partners - Dr. Rosemary Mazanet
OrbiMed Advisors - Michael Sheffery
Orbitex Management - Tim Bepler
Palladin Group - Ira Liederman
Perseus-Soros - Dennis J. Purcell
Pequot Capital - Doug Foster
RAM Capital - Steve Saltzstein
Spear, Leeds & Kellogg - Elemer Piros
State of Wisconsin - Mark Traster
Trinity Capital - Gene Jung


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                                                                    Exhibit 10.5
                     [SMALLCAPS ONLINE GROUP LLC LETTERHEAD]


January 16, 2001

BioMarin Pharmaceutical Inc.
371 Bel Marin Keys Boulevard
Novato, CA 94949

Attention:        Fredric D. Price
Title:            Chairman & CEO

Dear Sirs:

     The purpose of this letter is to confirm the appointment of SmallCaps Online Group LLC ("SmallCaps" or the "Advisor") upon the terms and conditions set forth herein as financial consultant and advisor to BioMarin Pharmaceutical Inc. ("the Company") in connection with the Company's general financial advisory and investor relations needs. In this connection, SmallCaps, in its capacity as financial advisor, will assist the Company by undertaking certain activities, at the request of the Company and to the extent that such activities are required by the status of a project, including the following,

1) Meet with appropriate Company management to discuss and help the Company formulate an appropriate strategy, familiarization of product and technology, milestones, etc.;

2) Advise the Company with respect to developing, and assist with implementing, an Internet/New Media strategy for communicating the Company's investment message to individual investors and new media;

3) Advise the Company with respect to Investor relations activities as it pertains to the Internet, including development of presentation materials and communication with investment managers, brokers and analysts who are SmallCaps contacts;

4) Advise the Company with respect to financial and investor relations, including development of presentation materials, introduction to and scheduling of meetings with investment managers and brokers, and analysis of ownership;

5) Assist in such other capacity as may be reasonably requested by the Company to effect the foregoing.

     It is the practice of SmallCaps to provide financial advice with respect to corporate finance and investor relations partially on a retainer basis for a period of 6 (six) months. Our retainer for services to be rendered hereunder is $6,000 per month, payable at the beginning of each month, and 10,000 five-year warrants (or options) (with cashless exercise provisions and in a form reasonably satisfactory to SmallCaps) to purchase the Company's registered common stock at the closing price on the day immediately preceding the date hereof.

     In the event that SmallCaps acts as placement agent for a financing that takes place during the 6 month term of the engagement, the $36,000 in fees contemplated to be paid as part of this engagement will be credited against (will reduce the amount of) the placement fee that SmallCaps would earn as part of such fee as placement agent. However, the 10,000 warrants (or options) would not be credited against any such placement fee).

     In addition to any fees payable to SmallCaps under the terms of this letter, the Company agrees to reimburse the Advisor, upon a monthly basis, for its out-of-pocket expenses incurred in connection with the Advisor's activities under this letter. Advisor's fees in excess of $1000 per occurrence will be approved in advance by the company.

     The Company agrees to indemnify SmallCaps and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this letter or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including counsel fees and expenses, whether incurred in connection with third party claims or direct claims against the Company) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Advisor's bad faith or gross negligence.

     The Advisor's engagement hereunder may be terminated by either the Company or the Advisor upon the first day of any month upon thirty days written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees, expenses and indemnification will survive any such termination.

     This agreement shall be construed and interpreted in accordance with the laws of the State of New York.


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     If the foregoing is in accordance with your  understanding,  please confirm acceptance by signing and returning to us the duplicate of this letter attached herewith.

     SMALLCAPS ONLINE GROUP LLC



By:      /s/Steve H. Rouhandeh
    --------------------------------------------------
    Name:  Steve H. Rouhandeh
    Title: Chairman


     BIOMARIN PHARMACEUTICAL INC.



 By:      /s/Fredreic D. Price
     --------------------------------------------------
     Name:  Fredric D. Price
     Title: Chairman & CEO